UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 11, 2020

Commission File Number:  021-214723

AzurRx BioPharma, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
46-4993860
(IRS Employer Identification No.)

760 Parkside Ave., Suite 304, Brooklyn, New York 11226
(Address of principal executive offices)

646-699-7855
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class
Common Stock, par value $0.0001 per share
Trading Symbol(s)
AZRX
Name of exchange on which registered
Nasdaq Capital Market

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 11, 2020, AzurRx BioPharma, Inc. (the "Company") received a letter from the Listing Qualifications Department (the "Staff") of The Nasdaq Stock Market LLC ("Nasdaq") notifying the Company of the Staff's determination that the Company had failed to comply with Listing Rule 5635(c) and Listing Rule 5635(d), as further described herein and in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2020, which is incorporated herein by reference.

Nasdaq's notice has no immediate effect on the listing of the Company's Common Stock on the Nasdaq Capital Market.

Listing Rule 5635(d) requires shareholder approval for certain transactions, other than public offerings, involving the issuance of 20% or more of the total pre-transaction shares outstanding at less than the applicable Minimum Price (as defined in Listing Rule 5635(d)(1)(A)). The Staff's determination under Listing Rule 5635(d) relates to the issuance by the Company, in certain closings of a private offering between December 24, 2019 and January 9, 2020 (the "Closings"), of an aggregate of $4,600,900 principal amount of senior convertible promissory notes (the "Convertible Notes"), convertible into 4,743,214 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), at a conversion price of $0.97 per share, and warrants (the "Warrants") to purchase up to 2,371,617 shares of Common Stock at an exercise price of $1.07 per share. The Closings were part of a broader private offering that commenced on December 20, 2019, which was previously disclosed in the Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 30, 2019, January 6, 2020 and January 14, 2020. Unlike the warrants issued in the December 20, 2019 closing, all of the Warrants issued in subsequent Closings included a provision prohibiting exercise until six months following their issuance date.

As determined by the Company in the course of its discussions with Nasdaq, the conversion price of the Convertible Notes and, for certain Closings, the exercise price of the Warrants were less than the applicable Minimum Price as of the applicable Closing Date. As a result, as required to be calculated under Listing Rule 5635(d), the aggregate potential issuance of Common Stock in the Closings inadvertently exceeded 20% of the total pre-transaction shares outstanding.

As described in its letter, the Staff has also determined that it is appropriate for these purposes to aggregate shares potentially issuable in the Closings with shares potentially issuable under the equity line of credit purchase agreement (the "Equity Line Agreement"), dated November 13, 2019, with Lincoln Park Capital Fund, LLC ("Lincoln Park"), which was previously disclosed in the Company's Form 8-K filed with the Securities and Exchange Commission on November 14, 2019. Pursuant to the Equity Line Agreement, Lincoln Park has committed to purchase up to 19.9% of the total pre-transaction shares outstanding at potentially less than the applicable Minimum Price as of the time of its entry into the Equity Line Agreement. The Staff has determined that aggregation is appropriate because the Closings and the entry into the Equity Line Agreement occurred within a three-month period of each other, and because the proceeds from each were contemplated to be used for general corporate purposes.

Accordingly, the Staff has determined, shareholder approval was required to be obtained but was not obtained under Listing Rule 5635(d), for both the Closings and the Equity Line Agreement.

The Staff's letter also addressed the Company's failure to comply with Listing Rule 5635(c), which was previously disclosed in the Current Report on Form 8-K filed June 1, 2020. As disclosed therein, the deficiency under Listing Rule 5635(c) has already been remediated.

Under Listing Rule 5810(c)(2)(C), the Company has 45 calendar days from June 11, 2020, or through Monday, July 27, 2020, to submit to Nasdaq a plan to regain compliance with Listing Rule 5635(d). If Nasdaq accepts the Company's plan, Nasdaq may grant an extension of up to 180 calendar days from June 11, 2020, or through Tuesday, December 8, 2020, to regain compliance. If Nasdaq does not accept the Company's plan, the Company will have the right to appeal such decision to a Nasdaq hearings panel.

The Company intends to submit to Nasdaq, within the requisite time period, a plan to regain compliance with Listing Rule 5635(d). There can be no assurance that Nasdaq will accept the Company's plan or that the Company will be able to regain compliance with Listing Rule 5635(d) or maintain compliance with any other Nasdaq requirement in the future.

The Company, by filing this Form 8-K, discloses its receipt of the notification from Nasdaq in accordance with Listing Rule 5810(b).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AzurRx BioPharma, Inc.

Date:   June 12, 2020
By:	/s/ James Sapirstein

Name: James Sapirstein
Title: President and Chief Executive Officer